UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 19, 2023

CYTOSORBENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36792	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common stock, $0.001 par value	CTSO	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01	Entry into a Material Definitive Agreement.

The contents of Item 5.02 of this Current Report on Form 8-K with respect to the Employment Agreement (as defined below) are hereby incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2023, CytoSorbents Corporation (the “Company”) announced that it has entered into that certain Employment Agreement, dated as of July 10, 2023, by and between the Company and Alexander D’Amico (the “Employment Agreement”) pursuant to which Mr. D’Amico will serve as the Company’s Chief Financial Officer, effective as of August 7, 2023. Unless terminated earlier, the initial term of the Employment Agreement is through December 31, 2025 and the Employment Agreement will automatically renew for additional terms of one year unless the Company or Mr. D’Amico provide written notice of a non-renewal.

In accordance with the terms of the Employment Agreement, Mr. D’Amico will receive an annual base salary of $425,000 and will be eligible to receive an annual cash bonus equal to a percentage of up to 45% of Mr. D’Amico’s base salary, payable contingent upon the achievement, as determined by the Board of Directors, of annual management milestones and upon Mr. D’Amico’s general performance. Mr. D’Amico will also be eligible to receive annual equity awards at the discretion of the Board of Directors.

Additionally, Mr. D’Amico received a cash signing bonus of $5,000 and the following equity awards, each pursuant to the terms of the Employment Agreement:

Annual ISOs		Annual RSUs		Change in Control RSUs		Performance ISOs		Signing RSUs
70,000	(1)(6)	45,000	(2)(6)(7)	150,000	(3)(6)(7)	215,000	(4)(6)	15,000	(5)(6)(7)

(1) The Annual ISOs will vest in accordance with the following schedule, in each case, subject to the executive officer's continued service with the Company as of the applicable vesting date: 25,000 Annual ISOs upon the six-month anniversary of the date of grant and 15,000 Annual ISOs upon each of the first, second and third anniversaries of the date of grant.

(2) The Annual RSUs will vest 1/2 on the first anniversary of the date of grant and 1/2 on the second anniversary of the date of grant, subject to the executive officer's continued service with the Company as of the applicable vesting date. The Annual RSUs were awarded on a contingent basis, as further described in footnote (7).

(3) The Change in Control RSUs will vest only upon a Change in Control, as defined in the Amended and Restated CytoSorbents Corporation 2014 Long-Term Incentive Plan (the “Plan”), subject to the executive officer’s continued service with the Company as of the applicable vesting date. The Change in Control RSUs were awarded on a contingent basis, as further described in footnote (7).

(4) The Performance ISOs will vest only upon the achievement of certain milestones pursuant to the terms of the Company’s existing 2022-2025 performance pool in place for the Company’s management team, subject to the executive officer’s continued service with the Company as of the applicable vesting date.

(5) The Signing RSUs will vest either upon a Change of Control or will cliff vest on the second anniversary of the date of grant, subject to the executive officer’s continued service with the Company as of the applicable vesting date. The Signing RSUs were awarded on a contingent basis, as further described in footnote (7).

(6) The options have a 10-year term and a strike price equal to the closing price of the Company's common stock as reported on the Nasdaq Capital Market on the date of grant.

(7) These equity awards were awarded on a contingent basis. Pursuant to this contingent award structure, the awards will be subject to cash settlement unless prior to the settlement date, the Company has received prior shareholder approval of an amendment to the Plan to increase the number of shares of the Company’s common stock available for issuance pursuant to awards granted thereunder and such increase is, at a minimum, sufficient to permit the non-cash settlement of the contingent awards.

The Employment Agreement also provides for other customary benefits which include participation in employee benefit plans, paid time off and reimbursement of certain business-related expenses, including travel and continuing educational expenses. In addition, the Employment Agreement provide for certain termination benefits in the event of termination without “Cause” or voluntary termination of employment for “Good Reason” or in the event of a “Change of Control” of the Company, each as defined in the Employment Agreement.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

On July 19, 2023, the Company issued a press release announcing Mr. D’Amico’s employment. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated July 10, 2023, by and between the Company and Mr. Alexander D’Amico
99.1	Press Release of the Company, dated July 19, 2023
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2023	CYTOSORBENTS CORPORATION

	By:	/s/ Dr. Phillip P. Chan
	Name:	Dr. Phillip P. Chan
	Title:	Chief Executive Officer